Exhibit 4.4

EXECUTION VERSION

HVIF ADMINISTRATION AGREEMENT

Dated as of November 25, 2020

among

HERTZ VEHICLE INTERIM FINANCING LLC,

as Issuer,

THE HERTZ CORPORATION,

as HVIF Administrator,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

i

HVIF ADMINISTRATION AGREEMENT dated as of November 25, 2020 (this “Agreement”), among HERTZ VEHICLE INTERIM FINANCING LLC, a special purpose limited liability company formed under the laws of Delaware (the “Issuer”), THE HERTZ CORPORATION, a Delaware corporation, as administrator (the “HVIF Administrator”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, not in its individual capacity but solely as trustee (the “Trustee”) under the HVIF Base Indenture (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Issuer will enter into the Related Documents to which it will be a party in connection with the issuance of the HVIF Notes under the HVIF Base Indenture;

WHEREAS, the Issuer will enter into the Series Related Documents to which it will be a party in connection with the issuance of each Series of HVIF Notes under the Series Related Documents with respect to each such Series of HVIF Notes;

WHEREAS, pursuant to the Related Documents, the Issuer is required to perform certain duties relating to the HVIF Indenture Collateral pursuant to the HVIF Base Indenture;

WHEREAS, pursuant to the Series Related Documents with respect to each Series of HVIF Notes, the Issuer is required to perform certain duties relating to the Series-Specific Collateral with respect to such Series of HVIF Notes pursuant to the Series Related Documents with respect to such Series of HVIF Notes;

WHEREAS, the Issuer desires to have the HVIF Administrator perform certain of the duties of the Issuer referred to in the preceding clauses, and to provide such additional services consistent with the terms of this Agreement, the Related Documents and the Series Related Documents with respect to each Series of HVIF Notes as the Issuer may from time to time request;

WHEREAS, the HVIF Administrator has the capacity to provide the services required hereby and is willing to perform such services for the Issuer on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1.          Definitions and Rules of Construction. (a) Definitions. Except as otherwise specified, capitalized terms used but not defined herein have the respective meanings set forth in (i) the Base Indenture, dated as of November 25, 2020 (as amended, modified or supplemented from time to time, exclusive of HVIF Series Supplements, the “HVIF Base Indenture”) between the Issuer and the Trustee or (ii) the Series 2020-1 Supplement, dated as of November 25, 2020 (the “Series 2020-1 Supplement”), by and among the Issuer, Deutsche Bank AG, New York Branch, as administrative agent, Apollo Capital Management, L.P., as controlling party (the “Controlling Party”), certain noteholders party thereto from time to time and the Trustee to the HVIF Base Indenture, as applicable.

(b)                Rules of Construction. In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto, unless the context otherwise requires:

(i)                 the singular includes the plural and vice versa;

(ii)               references to an agreement or document shall include the preamble, recitals, all attachments, schedules, annexes, exhibits and joinders to such agreement or document, and are to such agreement or document (including all such attachments, schedules, annexes, exhibits and joinders to such agreement or document) as amended, supplemented, restated and otherwise modified from time to time and to any successor or replacement agreement or document, as applicable (unless otherwise stated);

(iii)             reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to any Person in a particular capacity only refers to such Person in such capacity;

(iv)             reference to any gender includes any other gender;

(v)              reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

(vi)            “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(vii)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(viii)          the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party; and

(ix)              references to sections of the Code also refer to any successor sections.

Section 2.          Duties of HVIF Administrator. (a) Duties with respect to the Related Documents. The HVIF Administrator agrees to perform all its duties under the Related Documents and certain of the Issuer’s duties under the Related Documents, in each case to the extent relating to the HVIF Indenture Collateral, the Series-Specific Collateral or the HVIF Note Obligations. To the extent relating to the HVIF Indenture Collateral, the Series-Specific Collateral or the HVIF Note Obligations, the HVIF Administrator shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the HVIF Base Indenture or the HVIF Series Supplements. In furtherance of the foregoing, the HVIF Administrator shall take all appropriate action that it is the duty of the Issuer to take pursuant to the Related Documents and the Series Related Documents with respect to each Series of HVIF Notes, including such of the foregoing as are required with respect to the following matters to the extent they relate to the HVIF Indenture Collateral, any Series-Specific Collateral or the HVIF Note Obligations (unless otherwise specified, references in this Section 2(a) are to sections of the HVIF Base Indenture):

(A)           the preparation of or obtaining of the documents and instruments required for execution and authentication of the HVIF Notes, if any, and delivery of the same to the Trustee (Sections 2.2 and 2.4);

(B)           the duty to cause the Note Register to be kept and to give the Trustee notice of any appointment of a new Registrar and the location, or change in location, of the Note Register and the office or offices where HVIF Notes may be surrendered for registration of transfer or exchange (Sections 2.5 and 8.2);

(C)           the duty to cause newly appointed Paying Agents, if any, to deliver to the Trustee the instrument specified in the HVIF Base Indenture regarding funds held in trust (Section 2.6);

(D)           the direction to Paying Agents to pay to the Trustee all sums relating to any Series of HVIF Notes held in trust by such Paying Agents (Section 2.6);

(E)            the furnishing, or causing to be furnished, to the Trustee or the Paying Agent, as applicable, instructions as to withdrawals and payments from the HVIF Collection Account and any other accounts specified in an HVIF Series Supplement and to make drawings from any Enhancement in accordance with Section 4.1(j) of the HVIF Base Indenture);

(F)            the delivery of notice to the Trustee of each default of the Issuer with respect to any provision described in the HVIF Base Indenture setting forth the details of such default and any action with respect thereto taken or contemplated to be taken by the Issuer (Section 8.8);

(G)            upon surrender for registration or transfer of any HVIF Note, the execution in the name of the designated transferee or transferees of one or more new HVIF Notes (Section 2.8);

(H)           the notification of the Trustee in writing that the Clearing Agency is no longer willing or able to properly discharge its duties under the HVIF Base Indenture or that the Issuer at its option elects to terminate the book entry system through the Clearing Agency (Section 2.13);

(I)             the preparation of Definitive Notes and arranging the delivery thereof (Section 2.13);

(J)             if so requested, the furnishing, or causing to be furnished, to any HVIF Noteholder, HVIF Note Owner or prospective purchaser of the HVIF Notes any information required pursuant to Rule 144(d)(4) under the Securities Act (Section 4.3);

(K)          the maintenance of the Issuer’s qualification to do business in each jurisdiction in which the failure to so qualify would be reasonably likely to result in a Material Adverse Effect (Sections 7.1 and 8.4);

(L)            the preparation and delivery to the Trustee of each of the reports, certificates, statements and other materials required to be delivered by the Issuer pursuant to Section 7.8 of the HVIF Base Indenture or any other Related Document or Series Related Document with respect to any Series of HVIF Notes (Section 7.8);

(M)          the keeping of books of record and account in accordance with Section 8.6 of the HVIF Base Indenture (Section 8.6);

(N)           the delivery of notice to the Trustee and the Rating Agencies of material proceedings (Section 8.9);

(O)          the preparation and delivery of written instructions with respect to the investment of funds on deposit in the HVIF Collection Account and any other accounts specified in an HVIF Series Supplement (Section 5.1(b) and Section 4.2(c) of the Series 2020-1 Supplement);

(P)            the preparation and the obtaining of documents and instruments required for the release of the Issuer from its obligation under the HVIF Base Indenture or any other Related Document or Series Related Document with respect to any Series of HVIF Notes (Section 11.1);

(Q)          the direction, if necessary, to the firm of independent certified public accountants to furnish reports to the Trustee in accordance with Sections 4.1(g), 4.1(h) and 11.1(b) of the HVIF Base Indenture (Sections 4.1(g), 4.1(h) and 11.1(b));

(R)           the preparation of Officer’s Certificates and the obtaining of Opinions of Counsel with respect to the execution of HVIF Series Supplements to the HVIF Base Indenture (Section 12.1(b));

(S)            the preparation of Officer’s Certificates with respect to any requests by the Issuer to the Trustee to take any action under the HVIF Base Indenture (Section 13.2);

(T)            the taking of such further acts as may be reasonably necessary or proper to compel or secure the performance and observance by (i) Hertz Vehicles LLC, HGI, the Servicer, any Lessee, or any other party to any of the Related Documents of its obligations to HVIF, solely to the extent that such obligations relate to or otherwise affect the HVIF Collateral or the HVIF Note Obligations, or (ii) any Manufacturer under any Manufacturer Program of its obligations to HVIF, solely to the extent that such obligations relate to or otherwise affect the HVIF Collateral, including, without limitation, any obligations of such Manufacturer to HGI or Hertz, as applicable, that have been assigned to HVIF and constitute a part of the HVIF Collateral, in each case in accordance with the applicable terms thereof and with Section 3.3 of the HVIF Base Indenture (Section 3.3);

(U)            the preparation, obtaining or filing of the instruments, opinions and certificates and other documents required for the release of the HVIF Indenture Collateral (Section 3.4);

(V)            the preparation and maintenance, or causing to be prepared and maintained, a HVIF Daily Collection Report for each Business Day (Section 4.1(a));

(W)          the forwarding, or causing to be forwarded, to the Trustee, copies of all reports, certificates, information or other materials delivered to HVIF pursuant to the HVIF Lease (Section 4.1(b));

(X)           the furnishing, or causing to be furnished, to the Trustee and the Paying Agent the Monthly Servicing Certificate on or before the fourth (4th) Business day prior to each Payment Date (unless otherwise agreed to by the Trustee) (Section 4.1(c));

(Y)           the furnishing, or causing to be furnished, to the Trustee, a Monthly HVIF Noteholders’ Statement with respect to each Series of HVIF Notes (Section 4.1(d));

(Z)            the furnishing, or causing to be furnished, on or before each Payment Date to the Trustee and the Collateral Agent the Officer’s Certificate of HVIF required to be delivered in accordance with Section 4.1(e) of the HVIF Base Indenture (Section 4.1(e));

(AA)       the furnishing, or causing to be furnished, to the Trustee, from time to time, such additional information regarding the financial position, results of operations or business of Hertz, Hertz Vehicles LLC, HGI or HVIF as the Trustee may reasonably request to the extent that such information is available to HVIF pursuant to the Related Documents (Section 4.1(i));

(BB)        on the Payment Date in each of March, June, September and December, commencing in December 2020, the preparation and delivery to the Trustee of an Officer’s Certificate of HVIF in accordance with Section 4.1(f) of the HVIF Base Indenture (Section 4.1(f));

(CC)         on or before each Payment Date, the furnishing, or causing to be furnished, to each HVIF Noteholder of record as of the immediately preceding Record Date of each Series of HVIF Notes Outstanding the Monthly HVIF Noteholders’ Statement with respect to such Series of HVIF Notes, with a copy to the Rating Agencies and any Enhancement Provider with respect to such Series of HVIF Notes in accordance with Section 4.2(a) of the HVIF Base Indenture (Section 4.2(a));

(DD)        on or before January 31 of each calendar year, beginning with the calendar year 2021, the furnishing, or causing to be furnished, to any HVIF Noteholder who at any time during the preceding calendar year was an HVIF Noteholder, the Annual HVIF Noteholders’ Tax Statement (Section 4.2(b));

(EE)          the obtaining of and the annual delivery of an Opinion of Counsel, in accordance with Section 8.11(d) of the HVIF Base Indenture, as to the HVIF Indenture Collateral (Section 8.11(d));

(FF)          the directing of all HVIF Collections due and to become due to the Issuer or the Trustee, as the case may be, to be deposited to the HVIF Collection Account at such times as such amounts are due (Section 5.3(a));

(GG)         the preparation and delivery of written instructions with respect to Article V (Priority of Payments) of the Series 2020-1 Supplement and the allocation of HVIF Collections deposited into the HVIF Collection Account in accordance with Article V of the HVIF Base Indenture, including the preparation and delivery of written instructions with respect to (i) the withdrawal and payment of all amounts on deposit in the HVIF Collection Account that consist of HVIF Principal Collections in accordance with Section 5.2 of the Series 2020-1 Supplement and (ii) the application of HVIF Interest Collections in accordance with Section 5.3 of the Series 2020-1 Supplement (Sections 5.3(b), (c) and (d), 5.4 and 5.5);

(HH)        the filing, or causing to be filed, of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the HVIF General Intangibles Collateral and the HVIF Collateral (Section 7.13(i));

(II)            the notification, or causing to be notified, of the Trustee and the Rating Agencies, of (i) any Potential Amortization Event or Amortization Event with respect to any Series of HVIF Notes Outstanding, any HVIF Potential Operating Lease Event of Default, any HVIF Operating Lease Event of Default or any Servicer Default or (ii) any default under any other Lease Related Agreement, any Related Documents or under any Manufacturer Program, in each case, together with an Officer’s Certificate of the Issuer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Issuer (Section 8.8);

(JJ)           the furnishing, or causing to be furnished, to the Trustee such other information relating to the HVIF Notes as, and in such form as, the Trustee may reasonably request in connection with the transactions contemplated by the HVIF Base Indenture or any HVIF Series Supplement (Section 8.10);

(KK)        the taking, execution and delivery, or causing to be taken, executed and delivered, to the Trustee such additional assignments, agreements, powers and instruments as are necessary or desirable to maintain the security interest of the Trustee in the HVIF Indenture Collateral on behalf of the HVIF Noteholders as a perfected security interest (Section 8.11(a));

(LL)          the preparation and obtaining of, and delivery to the Trustee and the Collateral Agent of, filings and Officer’s Certificates upon HVIF changing its location or legal name (Section 8.19);

(MM)     deliver or cause to be delivered the Officer’s Certificate of the Lessee and copies of the Manufacturer Programs, and receive Assignment Agreement pursuant to Section 8.25 of the Base Indenture (Section 8.25);

(NN)        turn in, or cause to be turned in, Program Vehicles, and sell Non-Program Vehicles, in accordance with Section 8.26 of the Base Indenture (Section 8.26);

(OO)        the obtaining and maintenance of insurance in accordance with Section 8.27 of the HVIF Base Indenture, and the delivery of notice to the Trustee and the Collateral Agent of any change or cancellation of such insurance (Section 8.27);

(PP)          the taking of such acts as may be reasonably necessary or proper to cause the Issuer to comply in all material respects with all of its obligations under the Manufacturer Programs in accordance with the Servicing Standard (Section 8.7);

(QQ)        cooperate and provide reasonable assistance in a timely manner with the provision of data, business materials, and other information by a Lender or any Rating Agency in connection with a Rating Request (Section 21 of Annex 2 of the Series 2020-1 Supplement); and

(RR)        on any date of determination, calculate with respect to the preceding three (3) calendar months prior to such date of determination the rental fleet utilization (determined in the same manner calculated in connection with the public company filings of Holdings) of the HVIF Vehicles located in the United States (Section 2.2 of the Series 2020-1 Supplement).

(b)            Additional Duties. In addition to the duties of the HVIF Administrator set forth above, to the extent relating to the HVIF Indenture Collateral, any Series-Specific Collateral or the HVIF Note Obligations, the HVIF Administrator shall perform, prepare or otherwise satisfy such actions, determinations, calculations, directions, instructions, notices, deliveries or other performance obligations and shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to do pursuant to the Related Documents or the Series Related Documents with respect to each Series of HVIF Notes, and shall take all appropriate action that it is the duty of the HVIF Administrator or the Issuer to take pursuant to such Related Documents and the Series Related Documents with respect to each Series of HVIF Notes.

(c)           Power of Attorney. The Issuer shall execute and deliver to the HVIF Administrator, and to each successor HVIF Administrator appointed pursuant to the terms hereof, one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the HVIF Administrator the attorney-in-fact of the Issuer for the purpose of executing on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions that the HVIF Administrator has agreed to prepare, file or deliver pursuant to this Agreement.

(d)           Certain Limitations on HVIF Administrator Obligations. Notwithstanding anything to the contrary in this Agreement, the HVIF Administrator shall not be obligated to, and shall not, (x) make any payments to the HVIF Noteholders under the Related Documents, (y) sell the HVIF Indenture Collateral pursuant to the HVIF Base Indenture or any Series-Specific Collateral pursuant to the related HVIF Series Supplement or (z) take any action as the HVIF Administrator on behalf of the Issuer that the Issuer directs the HVIF Administrator not to take on its behalf.

(e)            Delegation of Duties. Notwithstanding anything to the contrary in this Agreement, the HVIF Administrator may delegate to any Affiliate of the HVIF Administrator the performance of the HVIF Administrator’s obligations as HVIF Administrator pursuant to this Agreement (but the HVIF Administrator shall remain fully liable for its obligations under this Agreement).

Section 3.          Records. The HVIF Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer or the Trustee at any time during normal business hours.

Section 4.          Compensation. As compensation for the performance of the HVIF Administrator’s obligations under this Agreement, the HVIF Administrator shall be entitled to $10,000.00 per month (the “Monthly Administration Fee”) which shall be payable on each Payment Date.

Section 5.          Additional Information To Be Furnished to Issuer. The HVIF Administrator shall furnish to the Issuer from time to time such additional information regarding the HVIF Indenture Collateral and any Series-Specific Collateral as the Issuer shall reasonably request.

Section 6.          Independence of HVIF Administrator. For all purposes of this Agreement, the HVIF Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer (including, for the avoidance of doubt, as authorized in this Agreement, any Related Document or any Series Related Document with respect to any Series of HVIF Notes), the HVIF Administrator shall have no authority to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.

Section 7.          No Joint Venture. Nothing contained in this Agreement shall (i) constitute the HVIF Administrator or the Issuer as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) be construed to impose any liability as such on any of them or (iii) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

Section 8.          Other Activities of HVIF Administrator. (a) Nothing herein shall prevent the HVIF Administrator or its Affiliates from engaging in other businesses or, in the sole discretion of any such Person, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer or the Trustee.

(b)                The HVIF Administrator and its Affiliates may generally engage in any kind of business with any person party to Master Related Document, any of such party’s Affiliates and any person who may do business with or own securities of any such person or any of its Affiliates, without any duty to account therefor to the Issuer or the Trustee.

Section 9.          Term of Agreement; Resignation and Removal of HVIF Administrator. (a) This Agreement shall continue in force until termination of the HVIF Base Indenture and the Related Documents, in each case to the extent related to the HVIF Indenture Collateral or the HVIF Note Obligations and the Series Related Documents with respect to each Series of HVIF Notes, in the case of any of the foregoing, in accordance with their respective terms and the payment in full of all obligations owing thereunder, upon which event this Agreement shall automatically terminate.

(b)                Subject to Sections 9(d) and 9(e), the Issuer, with the written consent of the Requisite HVIF Investors, may remove the HVIF Administrator without cause by providing the HVIF Administrator with at least sixty (60) days’ prior written notice.

(c)                Subject to Sections 9(d) and 9(e), the Trustee may, and at the direction of the Requisite HVIF Investors shall, remove the HVIF Administrator upon written notice of termination from the Trustee to the HVIF Administrator if any of the following events shall occur (each a “HVIF Administrator Default”):

(i)                 the HVIF Administrator shall materially default in the performance of any of its duties under this Agreement and such default materially and adversely affects the interests of the HVIF Noteholders and, after notice of such default from the Trustee, at the direction of the Requisite HVIF Investors or the Controlling Party, the HVIF Administrator shall not cure such default within thirty (30) days;

(ii)               on and after the Series 2020-1 Closing Date to but excluding the Emergence Date, any Amortization Event specified in Section 7.1(n) through (t) of the Series 2020-1 Supplement;

(iii)             on and after the Emergence Date, a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the HVIF Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the HVIF Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(iv)              the HVIF Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the HVIF Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The HVIF Administrator agrees that if any of the events specified in clauses (i) through (iv) of this Section 9(c) shall occur, it shall give written notice thereof to the Issuer and the Trustee within five days after the happening of such event.

(d)                No resignation or removal of the HVIF Administrator pursuant to this Section 9(d) shall be effective until (i) a successor HVIF Administrator shall have been appointed by the Issuer and (ii) such successor HVIF Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the HVIF Administrator is bound hereunder. The Issuer shall provide written notice of any such removal to the Trustee, each HVIF Series Enhancement Provider and the Rating Agencies.

(e)                The appointment of any successor HVIF Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to each Series of HVIF Notes Outstanding.

(f)                 A successor HVIF Administrator shall execute, acknowledge and deliver a written acceptance of its appointment hereunder to the resigning HVIF Administrator and to the Issuer. Thereupon the resignation or removal of the resigning HVIF Administrator shall become effective and the successor HVIF Administrator shall have all the rights, powers and duties of the HVIF Administrator under this Agreement. The successor HVIF Administrator shall mail a notice of its succession to the HVIF Noteholders. The resigning HVIF Administrator shall promptly transfer or cause to be transferred all property and any related agreements, documents and statements held by it as HVIF Administrator to the successor HVIF Administrator and the resigning HVIF Administrator shall execute and deliver such instruments and do other things as may reasonably be required for fully and certainly vesting in the successor HVIF Administrator all rights, powers, duties and obligations hereunder.

(g)                In no event shall a resigning HVIF Administrator be liable for the acts or omissions of any successor HVIF Administrator hereunder.

Section 10.      Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 9(a) or the resignation or removal of the HVIF Administrator pursuant to Section 9(b) or 9(c), respectively, the HVIF Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The HVIF Administrator shall forthwith upon termination pursuant to Section 9(a) deliver to the Issuer all property and documents of or relating to the HVIF Collateral and any Series-Specific Collateral then in the custody of the HVIF Administrator. In the event of the resignation or removal of the HVIF Administrator pursuant to Section 9(b) or 9(c), respectively, the HVIF Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the HVIF Administrator.

Section 11.      Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

(a)           if to the Issuer, to

Hertz Vehicle Interim Financing LLC
8501 Williams Road
Estero, FL 33928
Attention: Treasury Department

(b)           if to the HVIF Administrator, to

The Hertz Corporation
8501 Williams Road
Estero, FL 33928
Attention: Treasury Department

(c)           if to the Trustee, to

The Bank of New York Mellon, N.A.
2 North LaSalle Street, Suite 700
Chicago, IL 60602
Attention: Corporate Trust Administration, Structured Finance

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above, except that notices to the Trustee are effective only upon receipt.

Section 12.      Amendments. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Issuer, the HVIF Administrator and the Trustee, subject to Section 8.7 and Article XII of the Base Indenture and the amendment provisions of any applicable Series Supplement.

Section 13.      Successors and Assigns. The parties hereto acknowledge that the Trustee has accepted the assignment of the Issuer’s rights under this Agreement pursuant to a HVIF Series Supplement. Subject to Section 2(e), this Agreement may not be assigned by the HVIF Administrator unless such assignment is previously consented to in writing by the Issuer and the Trustee (acting at the direction of the Requisite HVIF Investors) and subject to satisfaction of the Rating Agency Condition with respect to each Series of HVIF Notes Outstanding. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the HVIF Administrator is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the HVIF Administrator without the consent of the Issuer or the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the HVIF Administrator; provided that, such successor organization executes and delivers to the Issuer and the Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the HVIF Administrator is bound hereunder; provided, further, that, the Rating Agency Condition with respect to each Series of HVIF Notes Outstanding shall have been satisfied with respect to such successor. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

Section 14.      GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

Section 15.      Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Section 16.      Counterparts. This Agreement may be executed manually or electronically in any number of counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file, Adobe Sign, or DocuSign), each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement and shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable person and will be binding on all parties hereto to the same extent as if it were manually executed.

Section 17.      Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.      Limitation of Liability of Trustee and HVIF Administrator. Notwithstanding anything contained herein to the contrary, in no event shall either the Trustee or the HVIF Administrator have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuer.

Section 19.      Nonpetition Covenants. Notwithstanding any prior termination of this Agreement, the HVIF Administrator, the Issuer and the Trustee shall not, prior to the date which is one year and one day after the payment in full of all the HVIF Notes, institute against, or join with, encourage or cooperate with any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceeding under any federal or state bankruptcy or similar law. The provisions of this Section 19 shall survive the termination of this Agreement.

Section 20.      Liability of HVIF Administrator. The HVIF Administrator agrees to indemnify the Issuer and the Trustee and their respective agents (the “Indemnified Parties”) from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred therewith, including reasonable attorney’s fees and expenses incurred by the Indemnified Parties as a result of, or arising out of, or relating to the entering into and performance of any Related Document by the Indemnified Parties or suffered or sustained by the Indemnified Parties, by reason of any acts, omissions or alleged acts or omissions arising out of the HVIF Administrator’s activities pursuant to any Related Document. Notwithstanding anything in the foregoing to the contrary, the HVIF Administrator shall not be obligated under its agreements of indemnity contained in this Section 20 (i) for any liabilities resulting from the gross negligence or willful misconduct of the Indemnified Parties or (ii) in respect of any claim arising out of the assessment of any tax against the Indemnified Parties. The obligations of the HVIF Administrator and the rights of the Indemnified Parties under this Section 20 shall survive any termination of this Agreement, in whole or in part.

Section 21.      Limited Recourse to the Issuer. The obligations of the Issuer under this Agreement are solely the obligations of the Issuer. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer or director of the Issuer. Fees, expenses, costs or other obligations payable by the Issuer hereunder shall be payable by the Issuer to the extent and only to the extent that the Issuer is reimbursed therefor pursuant to any of the Related Documents or Series Related Documents with respect to any Series of HVIF Notes, or funds are then available or thereafter become available for such purpose pursuant to Article V of the HVIF Base Indenture, and the amount of any fees, expenses or costs exceeding such funds shall in no event constitute a claim (as defined in Section 101 of the Bankruptcy Code) against, or corporate obligation of, the Issuer.

Section 22.      Trustee. In acting hereunder, the Trustee shall have the benefit of the rights, protections and immunities granted to it under the Base Indenture.

Section 23.      Third Party Beneficiary. The Controlling Party is an express third party beneficiary of this Agreement and has the right to enforce any rights expressly conferred upon it herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HERTZ VEHICLE INTERIM FINANCING LLC, as Issuer

By:	/S/ M David Galainena
Name: M David Galainena
Title: Vice President, General Counsel and Secretary

THE HERTZ CORPORATION, as HVIF Administrator

By:	/S/ M David Galainena
Name: M David Galainena
Title: Executive Vice President, General Counsel and Secretary

Signature Page to HVIF Administration Agreement

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/S/ Mitchell L. Brumwell
Name: Mitchell L. Brumwell
Title: Vice President

Signature Page to HVIF Administration Agreement

Exhibit A

[Form of Power of Attorney]

POWER OF ATTORNEY

STATE OF_________________)

                                                     )

COUNTY OF_______________)

KNOW ALL MEN BY THESE PRESENTS, that HERTZ VEHICLE INTERIM FINANCING LLC (“HVIF”), does hereby make, constitute and appoint THE HERTZ CORPORATION as HVIF Administrator under the HVIF Administration Agreement (as defined below), and its agents and attorneys, as Attorneys-in-Fact to execute on behalf of HVIF all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of HVIF to prepare, file or deliver pursuant to the HVIF Administration Agreement, including, without limitation, to appear for and represent HVIF in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to HVIF, and with full power to perform any and all acts associated with such returns and audits that HVIF could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restriction on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements. For the purpose of this Power of Attorney, the term “HVIF Administration Agreement” means the HVIF Administration Agreement dated as of November 25, 2020, among HVIF, The Hertz Corporation, as HVIF Administrator, and The Bank of New York Mellon Trust Company, N.A., as Trustee, as such maybe amended, modified or supplemented from time to time.

All powers of attorney for this purpose heretofore filed or executed by HVIF are hereby revoked.

EXECUTED this [_] day of [_], 20[_].

HERTZ VEHICLE INTERIM FINANCING LLC, a Delaware limited liability company, as Issuer

By:
Name:
Title: